News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2014 RESULTS

Philadelphia, PA - April 16, 2014. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2014.

First Quarter Highlights

•	Mivisa acquisition approved by European Commission

•	Income per diluted share $0.17; Before Certain Items $0.57, an increase of 14%

•	Global beverage can volumes grew 6%, driven by strong growth in Brazil and Asia Pacific

Net sales in the first quarter grew to $1,993 million over the $1,973 million in the first quarter of 2013, primarily driven by increased global beverage can sales unit volumes.

Segment income (a non-GAAP measure defined by the Company as gross profit excluding the timing impact of hedge ineffectiveness, less selling and administrative expense) increased to $200 million in the first quarter compared to $195 million in the first quarter of 2013 primarily due to the increase in beverage can sales.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We started off the year well and on target and look forward to a promising 2014.  Global beverage can volumes were up 6%, which follows first quarter volume growth of 6% and 7% in 2013 and 2012, respectively.  The gains were driven primarily by strong shipments in Asia Pacific and Brazil.  In order to meet continuing market growth and an increasing consumer preference for beverage cans in Brazil, we will begin commercial production this month at our new plant in Teresina.  In the European Beverage segment, first quarter year-on-year shipments rose 5% in continental Europe and the United Kingdom.  Global food can shipments were 3% lower in the quarter compared to the first quarter of 2013.

“Earlier this week, the European Commission formally approved our pending acquisition of Mivisa Envases, SAU.  We anticipate that the transaction will close on April 23, 2014.  The acquisition of Mivisa will significantly build upon our existing position in the strategically important European food can segment by substantially increasing our presence in Spain, one of Europe’s leading agricultural economies.  We believe that adding this well-performing business to our broad network of food can operations in Europe will result in compelling benefits to both customers and shareholders.”

Following the Mivisa acquisition closing, the Company will divest certain Crown and Mivisa operations as required by the Commission. In connection with the planned divestment of the Crown operations, the Company recorded charges in the first quarter to write down the value of the net assets to be sold. The total impairment charge for the quarter was $42 million ($42 million, net of tax, or $0.30 per diluted share).

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings in the first quarter was $24 million, compared to $41 million in the first quarter of 2013. Reported earnings per diluted share were $0.17 in the first quarter of 2014 compared to $0.28 in the 2013 first quarter. Net income per diluted share before certain items was $0.57 compared to $0.50 in 2013.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income before certain items per diluted share are useful in evaluating the Company’s operations. Segment income, free cash flow, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 17, 2014 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (212) 519-0813 or toll-free (888) 994-8798 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 24. The telephone numbers for the replay are (203) 369-1843 or toll free (866) 501-7040.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the extent of future demand for the Company’s products in Asia Pacific and Brazil, the future performance of the Mivisa business, the Company’s ability to successfully commercialize new production capacity in Brazil and to meet any growth in demand, to successfully close the Mivisa acquisition on April 23, 2014 or at all and to successfully close any related divestitures, and to successfully integrate the Mivisa business into the Company’s existing operations that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2013 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended
	March 31,
	2014	2013
Net sales	$1,993	$1,973

Cost of products sold	1,661	1,640
Depreciation and amortization	35	34
Gross profit (1)	297	299
Selling and administrative expense	104	104
Restructuring and other	52	4
Foreign exchange	6	2
Interest expense	58	60
Interest income	(2)	(2)
Loss from early extinguishment of debt	—	38
Income before income taxes	79	93

Provision for income taxes	33	24
Equity earnings/(loss)	—	(2)
Net income	46	67

Net income attributable to noncontrolling interests	(22)	(26)
Net income attributable to Crown Holdings	$24	$41
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.18	$0.29
Diluted	$0.17	$0.28

Weighted average common shares outstanding:
Basic	136,819,400	142,496,422
Diluted	137,910,635	144,026,054
Actual common shares outstanding	138,431,312	143,774,872

(1)	A reconciliation from gross profit to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit excluding the timing impact of hedge ineffectiveness, less selling and administrative expense.

	Three Months Ended March 31,
	2014	2013
Gross profit	$297	$299
Impact of hedge ineffectiveness (1)	7	—
Selling and administrative expense	(104)	(104)
Segment income	$200	$195

(1) Included in cost of products sold

Segment Information

	Three Months Ended March 31,
Net Sales	2014	2013

Americas Beverage	$549	$552
North America Food	179	197
European Beverage	388	371
European Food	373	376
Asia Pacific	298	276
Total reportable segments	1,787	1,772
Non-reportable segments	206	201
Total net sales	$1,993	$1,973

Segment Income

Americas Beverage	$79	$76
North America Food	29	31
European Beverage	59	51
European Food	26	32
Asia Pacific	34	33
Total reportable segments	227	223
Non-reportable segments	24	22
Corporate and other unallocated items	(51)	(50)
Total segment income	$200	$195

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended
	March 31,
	2014	2013

Net income attributable to Crown Holdings, as reported	$24	$41
Items, net of tax:
Hedge ineffectiveness (1)	5
Provision for restructuring and other (2)	50	3
Loss from early extinguishment of debt (3)	—	28
Net income before the above items	$79	$72

Income per diluted common share as reported	$0.17	$0.28
Income per diluted common share before the above items	$0.57	$0.50

Effective tax rate as reported	41.8%	25.8%
Effective tax rate before the above items	26.8%	25.9%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2014, the Company recorded a charge of $7 million ($5 million net of tax) in cost of products sold related to hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices. This ineffectiveness creates a timing issue whereby the Company is required to recognize a portion of its unrealized hedging losses immediately in earnings rather than when the amounts are subsequently realized and recovered from customers in the form of increased selling prices.

(2)
In the first quarter of 2014, the Company recorded restructuring and other charges of $8 million ($7 million net of tax) including incremental costs incurred due to an ongoing labor dispute. In the first quarter of 2013, the Company recorded charges of $4 million ($3 million net of tax) for costs related to restructuring actions.

In the first quarter of 2014, the Company recorded charges of $44 million ($43 million net of tax) primarily for asset sales and impairments related to the planned divestment of certain operations and transaction costs incurred in connection with its acquisition of Mivisa.

(3)
In the first quarter of 2013, the Company recorded a charge of $38 million ($28 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $400 million senior notes due 2017 and repayment of $500 million of indebtedness under its senior secured term loan facilities.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2014	2013
Assets
Current assets
Cash and cash equivalents	$267	$304
Receivables, net	1,199	1,175
Inventories	1,334	1,352
Prepaid expenses and other current assets	279	193
Total current assets	3,079	3,024

Goodwill	2,016	1,937
Property, plant and equipment, net	2,160	1,998
Other non-current assets	630	752
Total	$7,885	$7,711

Liabilities and equity
Current liabilities
Short-term debt	$252	$267
Current maturities of long-term debt	87	129
Accounts payable and accrued liabilities	2,222	1,934
Total current liabilities	2,561	2,330

Long-term debt, excluding current maturities	3,765	3,708
Other non-current liabilities	1,301	1,503

Noncontrolling interests	255	296
Crown Holdings shareholders' equity/(deficit)	3	(126)
Total equity	258	170
Total	$7,885	$7,711

Note: In accordance with applicable accounting standards, prior year amounts have been revised to account for final purchase accounting adjustments from the acquisition of Superior Multi-Packaging, Ltd. in the fourth quarter of 2012.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2014	2013

Cash flows from operating activities
Net income	$46	$67
Depreciation and amortization	35	34
Provision for restructuring and other	52	4
Pension expense	16	19
Pension contributions	(22)	(20)
Stock-based compensation	9	10
Working capital changes and other	(631)	(546)
Net cash used for operating activities (A)	(495)	(432)

Cash flows from investing activities
Capital expenditures	(84)	(63)
Insurance proceeds	—	8
Other	11	3
Net cash used for investing activities	(73)	(52)

Cash flows from financing activities
Net change in debt	259	460
Common stock repurchased	(2)	(6)
Dividends paid to noncontrolling interests	(23)	(8)
Purchase of noncontrolling interests	(93)	—
Other, net	6	(7)
Net cash provided by financing activities	147	439

Effect of exchange rate changes on cash and cash equivalents	(1)	(1)

Net change in cash and cash equivalents	(422)	(46)
Cash and cash equivalents at January 1	689	350

Cash and cash equivalents at March 31	$267	$304

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31, 2014 and 2013 follows:

Three months ended March 31,	2014	2013
Net cash used for operating activities	$(495)	$(432)
Premiums paid to retire debt early	—	23
Adjusted net cash used for operating activities	(495)	(409)
Capital expenditures	(84)	(63)
Insurance proceeds from Thailand flooding	—	8
Free cash flow	$(579)	$(464)